Exhibit 23

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-114939, 333-101596, 333-84000, 333-81681 and 33-62687 on Form S-8 of Oshkosh Corporation of our reports dated November 11, 2008 relating to the financial statements and financial statement schedule of Oshkosh Corporation and the effectiveness of Oshkosh Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Oshkosh Corporation for the year ended September 30, 2008.

/S/DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
November 11, 2008